Exhibit 99.2

PRESS RELEASE
FOR IMMEDIATE RELEASE

Elise Hasbrook
Vice President Communications
281.253.8200
elise.hasbrook@academy.com

Academy Sports + Outdoors Announces
Appointment of Wendy A. Beck to Board of Directors, who joins Allen I. Questrom and Jeffrey C. Tweedy as recent additions to the Board

KATY, TEXAS (PRNewswire — December 8, 2020) – Academy Sports and Outdoors, Inc. (“Academy” or the “Company”) (NASDAQ: ASO) today announced the appointment of Wendy A. Beck to its Board of Directors, effective today. Beck joins Allen I. Questrom and Jeffrey C. Tweedy, who were appointed to Academy’s Board on October 1, 2020 in connection with Academy’s initial public offering, as recent independent director additions to the Board. With the additions of Beck, Questrom and Tweedy, Academy’s Board comprises nine directors.

“We are very pleased to welcome Wendy, Allen, and Jeff to our Board of Directors,” said Ken C. Hicks, Academy Chairman, President, and CEO. “Wendy is a highly skilled financial professional who brings extensive executive leadership, management and financial experience that will be tremendously valuable to our Board. Allen is an exceptional retail leader who brings outstanding management experience resulting from his numerous roles as Chairman and CEO of several major retail companies, and his expertise in merchandising, finance, marketing, and customer service will benefit our Board greatly. Jeff is an accomplished, strategic leader who brings relevant and complementary expertise in the areas of retailing, merchandising, and brand strategy and will be an excellent addition to the Board as we continue to execute our growth strategy.”

Beck is an accomplished senior finance executive with over twenty-five years of leadership experience in both public and privately held companies in the hospitality and travel and leisure industries. Beck, a Certified Public Accountant, most recently served as Executive Vice President and Chief Financial Officer for Norwegian Cruise Line Holdings, Inc. until March 2018. Prior to that, Beck served as Executive Vice President and Chief Financial Officer of Domino’s Pizza Inc. from 2008 to 2010, as Senior Vice President, Chief Financial Officer and Treasurer of Whataburger Restaurants, LP from 2004 through 2008 and as their Vice President and Chief Accounting Officer from 2001 through 2004, and as Vice President, Chief Financial Officer and Treasurer of Checkers Drive-In Restaurants, Inc. from 2000 through 2001. Beck has served on the Board of Directors and the Compensation Committee of Bloomin’ Brands, Inc. since February 2018 and on the Board of Directors and has chaired the Audit Committee of At Home Group Inc. since September 2014. Ms. Beck has also served on a private company board, Jack’s Family Restaurants, owned by AEA Investors, since October 2019. She previously served on the Board of Directors and the Audit Committee of SpartanNash Company from September 2010 to December 2013.

Questrom has achieved more than forty-five years of board and senior executive management experience in the retail industry. Questrom served on the Board of Directors of At Home Group, Inc. from March 2012 to June 2020, Tailored Brands Inc. from August 2013 to June 2017, Sotheby’s from

December 2004 to June 2014, Foot Locker, Inc. from February 2011 to May 2013, and Walmart Inc. from June 2007 to June 2009. Questrom served as a Senior Advisor for Lee Equity Partners from June 2006 to January 2018. From September 2000 through December 2004, Questrom was the Chairman and CEO of J.C. Penney Company, Inc. Questrom also served on the Board of Directors of Barneys New York, Inc. from January 1999 (including as Chairman from May 1999) to January 2001 and as President and CEO from May 1999 to September 2000. Questrom was also Chairman and CEO of Federated Department Stores, Inc. (now Macy’s) from February 1990 to May 1997 and Chairman and CEO of Neiman Marcus, Inc. from 1988 to 1990.

Tweedy brings over twenty-five years of executive management experience developed in the fashion and retail industries. Tweedy has served as the Chief Executive Officer of Sean John Clothing since November 2007, where he previously served as Executive Vice President from February 1998 to March 2005. Tweedy has served on the Advisory Board of the Fashion Institute of Technology since January 2020. Tweedy also served as Vice President of Karl Kani Jeans from March 1993 to June 1996, Vice President of Spike Lee from February 1992 to June 1993, and East Coast Sales Manager of Ralph Lauren Womenswear from February 1990 to December 1992.

About Academy
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 259 stores across 16 contiguous states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of 17 private label brands, which go well beyond traditional sporting goods and apparel offerings. For more information, visit academy.com.

SOURCE: Academy Sports and Outdoors, Inc.